EXHIBIT 12


                               GENERAL MILLS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                           FISCAL YEAR ENDED
                                      -------------------------------------------------------------
                                        May 26,     May 27,      May 28,     May 30,      May 31,
                                         2002        2001         2000        1999         1998
                                         ----        ----         ----        ----         ----
Ratio of Earnings to Fixed Charges       2.50        5.29         6.25        6.67         5.63

     For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from operations, plus pretax earnings or losses of joint ventures, plus fixed charges, less adjustment for capitalized interest. Fixed charges represent gross interest expense plus one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.